OI-354638

Certificate Of Incorporation

I, ***TANIA CHALLENGER*** *Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Jowell Global Ltd.

聚好全球股份有限公司

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of August Two Thousand Nineteen

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of August Two Thousand Nineteen

Acting Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 748783052636
www.verify.gov.ky
21 August 2019